Exhibit 99.1

NEWS RELEASE

Investor Contact: Jeff Geyer, Jeffrey.Geyer@molinahealthcare.com, 305-317-3012

Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588

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Molina Healthcare Wins Michigan Medicaid Contract

LONG BEACH, Calif., Apr. 11, 2024 – Molina Healthcare, Inc. (NYSE: MOH) (“Molina” or the “Company”) announced today that the Michigan Department of Health and Human Services (MDHHS) intends to award a Comprehensive Health Care Program contract to Molina’s health plan subsidiary, Molina Healthcare of Michigan. Molina confirmed it was awarded the contract in six service regions.

The go-live date for Molina Healthcare of Michigan’s new Medicaid contract is expected to be October 1, 2024. The next contract is expected to have a duration of five years, with three, one-year optional extensions. Molina Healthcare of Michigan will be one of nine health plans offering health care coverage to Michigan’s nearly 2 million total Medicaid beneficiaries.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. For more information about Molina Healthcare, please visit MolinaHealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding MDHHS’s selection of Molina Healthcare of Michigan. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, a successful protest or legal action, a delay in the start date for the contract, or a contract term that is shorter than expected. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. Information regarding the other risk factors to which the Company is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov.